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                                                                      EXHIBIT 12

                     GATX RAIL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (IN MILLIONS, EXCEPT FOR RATIOS)


                                                      Three Months Ended
                                                            March 31       Year Ended
                                                      ------------------   December 31
                                                        2000       1999       1999
                                                      -------    -------   -----------
                                                          (Unaudited)
Earnings available for fixed charges:
    Net income                                        $  27.6    $  29.3    $  112.3

    Add (deduct):
      Income taxes                                       15.7       18.7        70.9
      Share of affiliates' earnings, net of
         distributions received                          (3.1)      (6.4)      (20.4)
      Interest on indebtedness and amortization
         of debt discount and expense                    30.0       26.3       108.8
      Amortization of capitalized interest                0.3        0.4         1.4
      Portion of rents representative of interest
         factor (deemed to be one-third)                 10.7        9.5        39.0
                                                      -------    -------    --------

    Total earnings available for fixed charges        $  81.2    $  77.8    $  312.0
                                                      =======    =======    ========

Fixed Charges:
      Interest on indebtedness and amortization
         of debt discount and expense                 $  30.0    $  26.3    $  108.8
      Capitalized interest                                0.2        0.2         0.8
      Portion of rents representative of interest
         factor (deemed to be one-third)                 10.7        9.5        39.0
                                                      -------    -------    --------

    Total fixed charges                               $  40.9    $  36.0    $  148.6
                                                      =======    =======    ========

Ratio of earnings to fixed charges (a)                  1.99x      2.16x       2.10x




(a) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated net income before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.

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